ARDENT COMMUNICATIONS APPOINTS NEW ACTING CEO AND NEW PRESIDENT

Company Founder Ulysses Auger, II and Former Executive Vice President,
                     Evans Anderson, to Lead Company

McLean, Va.; November 12, 2001-Ardent Communications, Inc. (OTCBB:
ARDT), a provider of broadband access and bundled data services, today announced that it has appointed Ulysses Auger, current chairman of the board and the company's original chief executive officer, as its acting chief executive officer. Ardent has also named Evans Anderson as the company's president.

Ulysses Auger has served as Ardent's chairman of the board since January 1998 and was the company's chief executive officer from January 1998 to October 2000. Auger has an extensive background in the telecommunications industry including a three-term membership on the board of directors of Comptel, a telecommunications industry trade association with approximately 225 member companies. The company's former chief executive officer, Michael Lee, has left the company to pursue other interests.

"Ardent Communications has a strong and solid history in the Internet industry that I hope we will have well into the future. The board has asked me to come back and shepherd the company through this difficult period in its history." said Auger. "I am pleased that Evans Anderson, a key figure in the company's history, has agreed to come back and assist the company as well. With the help of our dedicated staff, our customers and our creditors I hope that we can move Ardent back on to the road to success."

Evans Anderson, the company's new president, was the former executive vice president of sales and marketing when the company was known as CAIS Internet. Most recently he founded and was general partner of Title Wave Networks, a company focused on the sales and distribution of high-speed broadband DSL data equipment to the telecommunications and integrator marketplace in both North and South America.

"The company's real assets are its people, its MPLS-enabled, nationwide network and position as a Tier One ISP," said Anderson. "I look forward to the re-emergence of Ardent as a leading provider of high quality Internet services."

On October 10, 2001, Ardent Communications filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Ardent continues to support its current customers and offers new customers high quality data services while the company undergoes this restructuring.

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For more information on Ardent Communications, please visit www.ardentcomm.com or call 800-270-0000.

Ardent Communications, Inc. (OTCBB: ARDT) is a nationwide supplier of broadband Internet access solutions and provides price competitive high speed Internet services to businesses in 29 Points of Presence (serving 38 metro areas) across the nation utilizing a tier-one, nationwide Internet network. The Company offers always-on, broadband Internet access to its customers through its digital subscriber line (DSL) service, and through T-1, DS-3 and other bandwidth connections in major metropolitan areas throughout the U.S. Additionally, the Company provides bundled data services including Web hosting, colocation services and other value added managed data services. Finally, the Company also provides service to certain hotel properties utilizing installed high speed Internet service and business centers. The Company uses its unmanned business centers and Internet kiosks to deliver broadband Internet access and content to hotels and public venues, such as airports, retail centers, and cruise ships.

Ardent Communications, Inc. is headquartered in McLean, VA. and operates a coast-to-coast OC-12 clear-channel network, and peers with public and private partners, and at national exchange points.

This release contains statements relating to Ardent's future expectations and business strategies or other "forward-looking" information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the statements. Important factors that may cause actual results to differ from projections include, among others: changes in business and market conditions; changes in the Internet services industry and the general economy; our limited operating history; our ability to manage rapid growth; our ability to enter into joint ventures and other strategic relationships with companies on terms acceptable to us; access to additional capital; and the impact of computer and related problems that may arise from our operations.


Allison Tobin
Public Relations Manager
Ardent Communications, Inc.
1820 North Fort Myer Dr.
Arlington, VA 22209
(703) 276-4266--phone
(703) 628-1893--cell
a.tobin@ardentcomm.com